                                                                  EXHIBIT 10.25





                                AN APPRAISAL OF
                      HEALTHSOUTH PROFESSIONAL BUILDING II
                               RICHMOND, VIRGINIA

(LOGO)  VALUATION COUNSELORS GROUP, INC.

        340 Interstate North Parkway
        Atlanta, Georgia 30339
        (404) 955-0088
        (Fax) 955-0466





                                                                January 20, 1994


HealthSouth Corporation
Two Perimeter Park South
Birmingham, Alabama  35243

Attention:  Mr. Mike Martin, Treasurer

Gentlemen:

In accordance with your request, we are pleased to submit this appraisal report covering the market value of the professional office building identified as follows:

                     HEALTHSOUTH PROFESSIONAL BUILDING II
                               7760 PARHAM ROAD
                              RICHMOND, VIRGINIA

The purpose of this valuation is to estimate the market value of the subject property's leased fee estate as of September 29, 1993, the effective date of this report. The report is to be used for asset valuation purposes. HealthSouth Corporation is selling nine professional office buildings for the purpose of establishing a real estate investment trust (REIT). This valuation assumes that the prospective REIT is the owner of the property, with HealthSouth Corporation guaranteeing annual net rental income of $18.00 per square foot.

This appraisal investigation includes visits to the facility, discussions with the current owners and management of the property, a review of available financial data, discussions with local brokers and government offices, and research and analysis of the market.

"Market value" is defined as:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by unduestimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

HealthSouth Corporation
January 20, 1994
Page Two



         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute].

The subject property is a three-story professional office building with an underground parking deck containing 62,369 rentable square feet of office space. The building is a Class B facility, with a steel frame and poured-in-place concrete structure and brick veneer exterior walls. It was constructed in 1993. The building is currently 82.4 percent occupied.

In arriving at the opinion expressed in this report, it is assumed that the title to the property is free and clear and held under responsible ownership. The information furnished us by others is believed to be reliable, but no responsibility for its accuracy is assumed. The value reported herein is based upon the integrity of the information provided.

Based upon the procedures, assumptions and conditions outlined in this report, we estimate the market value of the leased fee interest in the HealthSouth Professional Building II, as of September 29, 1993, to be:

                                  $10,150,000
                                  ===========

We have no responsibility to update our report for events and circumstances occurring after the date of this report.

Neither the whole, nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without Valuation Counselors Group, Inc.'s prior written approval of the form and context in which it appears.

HealthSouth Corporation
January 20, 1994
Page Three


This appraisal report consists of the following:

         o       This letter outlining the services performed;

         o       Certifications of the appraisers;

         o       A Statement of Facts and Limiting Conditions;

         o       A Summary of Salient Facts and Conclusions;

         o       A Narrative Section detailing the appraisal of the property;
                 and

         o       An Exhibit Section containing supplementary data.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                                              Respectfully submitted,

                                              VALUATION COUNSELORS GROUP, INC.

                                              /s/ Patrick J. Simers
                                              ---------------------
                                              Patrick J. Simers
                                              Managing Director

                           APPRAISER CERTIFICATION


We, the undersigned, do hereby certify that to the best of our knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions.

         We have no present or prospective interest in the property that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

         Our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in or the use of this report.

         Our analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the requirement of the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         Cheryl Worthy-Pickett has made a personal inspection of the property that is the subject of this report. Patrick J. Simers has not made a personal inspection of the property that is the subject of this report.

         The following people have provided significant professional assistance to the person signing this report: Cheryl Worthy-Pickett.



         /s/ Patrick J. Simers                  /s/ Cheryl Worthy-Pickett
         ---------------------                  -------------------------
         Patrick J. Simers                      Cheryl Worthy-Pickett
         Managing Director                      Senior Appraiser

                  STATEMENT OF FACTS AND LIMITING CONDITIONS


Valuation Counselors Group, Inc. strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion, or conclusion. To assist the reader in interpreting this report, such assumptions are set forth as follows:

Appraisals are performed, and written reports are prepared by, or under the supervision of, members of the Appraisal Institute in accordance with the Institute's Standard of Professional Practice and Code of Professional Ethics.

Appraisal assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent services related to an appraisal assignment (e.g., testimony, updates, conferences, reprint or copy services) is contemplated, special arrangements acceptable to Valuation Counselors Group, Inc. must be made in advance. Valuation Counselors Group, Inc. reserves the right to make adjustments to the analysis, opinions and conclusions set forth in the report as we may deem necessary by consideration of additional or more reliable data that may become available.

No opinion is rendered as to legal fee or property title, which are assumed to be good and marketable. Prevailing leases, liens and other encumbrances, including internal and external environmental conditions and structural defects, if any, have been disregarded, unless otherwise specifically stated in the report. Sketches, maps, photographs, or other graphic aids included in appraisal reports are intended to assist the reader in ready identification and visualization of the property and are not intended for technical purposes.

It is assumed that: no opinion is intended in matters that require legal, engineering, or other professional advice which has been or will be obtained from professional sources; the appraisal report will not be used for guidance in legal or professional matters exclusive of the appraisal and valuation discipline; there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and floodplain, unless otherwise noted; there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report; and the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

In the absence of competent technical advice to the contrary, it is assumed that the property being appraised is not adversely affected by concealed or unapparent hazards, such as, but not limited to, asbestos, hazardous or contaminated substances, toxic waste or radioactivity. The appraiser is not qualified to detect such substances.

                  STATEMENT OF FACTS AND LIMITING CONDITIONS


No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area were taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy, and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of Valuation Counselors Group, Inc.'s knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

It should be specifically noted by any prospective mortgagee that the appraisal assumes that the property will be competently managed, leased, and maintained by financially sound owners over the expected period of ownership. This appraisal engagement does not entail an evaluation of management's or owner's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No effort has been made to determine the impact of possible energy shortages or the effect on this project of future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

The date of the appraisal to which the value estimate conclusions apply is set forth in the letter of transmittal and within the body of the report. The value is based on the purchasing power of the United States dollar as of that date.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser, or Valuation Counselors Group, Inc., shall be disseminated to the public through public relations media, news media, sales media or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc.

Unless otherwise noted, Valuation Counselors Group, Inc. assumes that there will be no changes in tax regulations.

No significant change is assumed in the supply and demand patterns indicated in the report. The appraisal assumes market conditions observed as of the current date of our market research stated in the letter of transmittal. These market conditions are believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

                  STATEMENT OF FACTS AND LIMITING CONDITIONS


The report and the final estimate of value and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed, solely for the purposes stated and should not be relied upon for any other purpose. Any allocation of total price between land and the improvements as shown is invalidated if used separately or in conjunction with any other report.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS


GENERAL DATA

Effective Date of Value:                   September 29, 1993

Last Date of Inspection:                   September 28, 1993

Property Identification:                   HealthSouth Professional Office
                                           Building II

Property Location:                         7760 Parham Avenue
                                           Richmond, Henrico County, Virginia

Interest Appraised:                        Leased Fee Estate

Gross Building Area:                       118,000 square feet

Net Rentable Area:                         62,369 square feet

Subject Land Size:                         6.165 acres or 268,547 square feet

Improvements Description:                  Three-story, with underground
                                           parking deck steel frame and
                                           concrete structure, Class B,
                                           professional office building that
                                           was constructed in November 1992.

Occupancy Percentage:                      82.4%


CONCLUSIONS

Cost Approach:                             $8,836,000

Direct Sales Comparison Approach:          $9,980,000

Income Approach:                           $10,150,000


Final Value Estimate:                      $10,150,000
                                           ===========

                              TABLE OF CONTENTS



                                                                      Page

Transmittal Letter
Appraiser Certifications
Statement of Facts and Limiting Conditions
Summary of Salient Facts and Conclusions

INTRODUCTION                                                             1
     Property Identification                                             1
     Purpose and Effective Date of the Appraisal                         1
     Function of the Appraisal                                           1
     Scope of the Appraisal                                              1
     Property Rights Appraised                                           2
     Definition of Value                                                 2
     History of the Property                                             3
     History and Nature of the Business Environment                      3

DESCRIPTIVE DATA                                                         6
     Regional Analysis                                                   6
     Neighborhood Analysis                                              11
     Market Data - Metropolitan Richmond/Henrico County                 12
     Zoning                                                             13
     Real Estate Taxes and Assessments                                  13
     Site Analysis                                                      14
     Building and Site Improvements                                     15

HIGHEST AND BEST USE                                                    17

VALUATION SECTION                                                       21
     Valuation Methodology                                              21
     Cost Approach                                                      22
     Direct Sales Comparison Approach                                   33
     Income Approach                                                    41

CORRELATION AND CONCLUSION                                              43

                               TABLE OF CONTENTS



EXHIBIT SECTION

Exhibit A     -    Professional Qualifications
Exhibit B     -    Legal Description
Exhibit C     -    Location Map
Exhibit D     -    Area Map
Exhibit E     -    Tax Plat Map
Exhibit F     -    Leasing Status Schedule
Exhibit G     -    Building Description
Exhibit H     -    Land Improvements Description
Exhibit I     -    Rent Comparables Summary
Exhibit J     -    Subject Photographs

                                 INTRODUCTION


PROPERTY IDENTIFICATION

The subject of this appraisal is HealthSouth Professional Office Building II located at 7760 Parham Road in Richmond, Henrico County, Virginia. The building is a three-story Class B building constructed in 1992.


PURPOSE AND EFFECTIVE DATE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the real property identified above. The effective date of valuation is September 29, 1993, the date of our last inspection.


FUNCTION OF THE APPRAISAL

The report is to be used for internal financial valuation purposes. The owners are considering the sale of nine professional office buildings for the purpose of establishing a real estate investment trust (REIT). The subject property would be included in that sale.


SCOPE OF THE APPRAISAL

This appraisal engagement includes all three of the standard valuation approaches and is in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and Society of Real Estate Appraisers. The scope of our assignment included collecting, verifying and analyzing market and property data applicable to the three approaches and consistent with the property's highest and best use. The results of the three approaches are then reconciled into a final value conclusion considering the relevancy and quality of data presented in each of the approaches.

PROPERTY RIGHTS APPRAISED

The property right appraised herein is the Leased Fee Estate.

"Leased Fee Estate" is:

         "an ownership held by the landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor (the leased fee owner) and leased fee are specified by contract terms contained within the lease."

         [The Appraisal of Real Estate, p. 123, 10th Ed., published by The Appraisal Institute].


DEFINITION OF VALUE

For the purpose of this valuation, "market value" is defined as follows:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U. S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute].

HISTORY OF THE PROPERTY

The subject professional building was constructed by HealthSouth of Virginia in 1992. HealthSouth of Virginia, acquired the land in December 1991. This transaction is recorded in Deed Book 2326, page 454 for a recorded purchase price of $2,000,000.

The subject professional office building has reportedly not been marketed for sale and is not currently under an agreement of sale. No other deed transfers were noted in the last three years. A title search is recommended for official determination.


HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT

United States Economic Performance and Outlook

The value of the business enterprise value is influenced by potential returns available from alternative investments. These return expectations are affected by economic conditions as they impact the ability of a business enterprise to generate a return on its invested capital. Perhaps the most important economic indicator affecting potential investor returns is the aggregate demand for goods and services. Aggregate demand is measured by a country's Gross Domestic Product (GDP), which is the sum of all domestic expenditures for consumption, government services, and net exports.

As of the valuation date, the United States economy is currently mired in a period of slow economic growth. Gross Domestic Product (GDP) increased at a
2.1 percent annual rate during 1992 after declining (1.2%) during 1991. The GDP was 0.7 percent and 1.6 percent, respectively, for the first and second quarters of 1993, or an annualized rate of 1.1 percent.

The components of GDP indicate that the economic recovery is affecting many sectors of the economy. Personal consumption expenditures, which account for approximately two-thirds of GDP, rose only 1.3 percent during the first half of 1993. Non-residential Fixed Investment advanced 2.2 percent and Residential Fixed Investment grew 1.7 percent. Federal Government Purchases declined (0.6%) over the same period. Federal Government Purchases account for 7.2 percent of the total GDP, and this decline is limited to the rate of overall GDP growth.

The value of the business enterprise value is also affected by the current and expected levels of inflation and interest rates. Inflation creates uncertainty in the mind of investors as they attempt to estimate future investment returns. This uncertainty is incorporated into both the required return on equity and debt capital.

The economic downturn has resulted in sharply lower inflation. The Consumer Price Index (CPI) ended 1992 with a 3.0 percent increase compared to a 4.2 percent increase during 1991. The CPI for 1993 is currently estimated at 3.3 percent. The GDP Deflator, a much broader price level index, ended 1992 with a
2.6 percent annual increase compared to a 4.0 percent increase during 1991.
The GDP Deflator is currently estimated at 2.5 percent for 1993.

The Federal Reserve Bank has adopted a relatively easier monetary policy as a result of the recession. Interest rates, as represented by long-term Treasury bond yields, declined approximately ten basis points compared to rates existing a year earlier. Long-term corporate bond rates have also decreased and the Federal Reserve's discount rate reductions have prompted commercial banks to lower their prime lending rate to 6.0 percent. Selected monetary statistics are presented in the following table.


                    INTEREST RATES AND SELECTED STATISTICS

                                    JUNE 30, 1993            JANUARY 2, 1992

  Federal Fund Rate                      3.0%                     3.9%
  90-Day Treasury Bill Rate              3.1%                     3.9%
  30-Year Treasury Bond                  6.9%                     7.5%
  Aaa Bond Yield                         7.4%                     8.2%
  Prime Rate                             6.0%                     6.5%

Economic Outlook

According to Value Line's Quarterly Economic Review, dated June 30, 1993, the economic recovery is now two years old, but shows much slower growth than normal for a mature recovery. Among factors cited by Value Line for contributing to the slow growth are "high debt, stagnant personal income, low consumer confidence and a troubling unemployment rate". Value Line's Quarterly Economic Review identified the following estimates for selected economic statistics from 1993 to 1995.

                                                       1993           1994

Real GDP                                               2.7%           3.2%
Personal Consumption Expenditures                      2.8%           2.7%
Federal Government Purchases                          (5.2%)         (3.0%)
30-Year Treasury Bond Yields                           7.1%           7.2%
Prime Rate                                             6.0%           6.3%
Consumer Price Index                                   3.5%           3.5%

                               DESCRIPTIVE DATA


REGIONAL ANALYSIS

The subject property is in the Richmond-Petersburg Metropolitan Statistical Area (MSA), which consists of the cities of Richmond, Petersburg, Colonial Heights and Hopewell; and the surrounding counties of Chesterfield, Henrico, Hanover, Goochland, Powhatan, New Kent, Charles City, Dinwiddie and Prince George.

The MSA occupies the center of eastern Virginia. It contains more localities than any other of the state's eight MSAs as well as more area (nearly 3,000 square miles). It is the third largest in population after the Northern Virginia and the Norfolk-Virginia Beach-Newport News MSAs.


Population

The following is a summary of population changes for the MSAs of the state of
Virginia:

=============================================================================================================

                                 COMPARISON OF POPULATION CHANGE 1980-87
                                            MSAs IN VIRGINIA

=============================================================================================================
                                                                             Annual
                                                                             Percent             Total
                Area                      1980               1987            Change              Change
        --------------------             ------             ------           ------              ------
        Bristol                           90,597             90,600           0.0%                    3
        Charlottesville                  113,568            123,300           1.2%                9,732
        Danville                         111,789            109,100          -0.1%               -2,689
        Lynchburg                        142,000            142,700           0.2%                  700
        Norfolk                        1,160,311          1,346,100           1.5%              185,789
        Northern                       1,146,184          1,374,400           1.7%              228,216
        Richmond                         761,311            825,300           0.7%               63,989
        Roanoke                          220,393            224,200           0.2%                3,807
===========================================================================================================

Source:  Center For Public Service

The Richmond-Petersburg MSA is the third largest of the state's eight MSAs. It has grown steadily but at a rate significantly less than that of Northern Virginia and Norfolk. These areas have enjoyed tremendous growth due to the strong presence of the federal government. Growth has moderated significantly in recent years due to sluggish economic conditions discussed previously.

As of 1988, the most populous locality in the MSA was the city of Richmond at 214,500 persons followed by the adjacent counties of henrico and Chesterfield with 205,200 and 187,100 persons, respectively. Chesterfield County is the fastest growing locality having registered a 32.3 percent population gain since 1980 and an average growth rate of 3.3 percent per year. Projections by local planning agencies and the Virginia Employment Commission project that the Chesterfield and Henrico populations will surpass Richmond by the year 2000.

Both population and population growth are concentrated in the northern section of the MSA. The population is centered in Richmond but growth is highest in the counties around Richmond.


Transportation Network

The Richmond-Petersburg MSA is well positioned at the center of the "Golden Crescent" enabling it to be a crossroads of transportation. Interstate 95 (I-95) connects Richmond with Northern Virginia and the major east coast cities
- -- Washington 100 miles to the north and New York 370 miles to the north. Interstate 64, the principal east-west highway in the state intersects I-95 in the MSA and heads east to the Norfolk area and west to Charlottesville.
Another interstate, I-85, slants northeast from central North Carolina to meet I-95 in Petersburg. Several other arterial and primary highways also converge on the capital city.


Income

Total personal income (TPI) in the Richmond-Petersburg MSA reached $14.4 billion, or approximately 15 percent of the state total in 1987. TPI is reported by place of residence, rather than by place of employment, and it has three components: 1) net earnings; 2) dividends, interest, and rent by place of residence; and 3) transfer payments by place of residence.

The Richmond-Petersburg MSA ranked third in the state in TPI behind the Norfolk-Newport News-Virginia Beach MSA and the Northern Virginia MSA. These three MSAs accounted for more than two-thirds of the state TPI. Between 1980 and 1987, TPI in the Richmond- Petersburg MSA increased by $6.6 billion, which translates into an average annual growth rate of 9.2 percent. This is slightly faster than the 9.0 percent growth rate for the state, but slightly under that of the Charlottesville MSA, which was the second fastest growing area and Northern Virginia which, at 10.7 percent, was the fastest growing area. A large part of the reason for the high TPI in the Richmond-Petersburg MSA is the size of its population; areas with a high population naturally have high TPI. The Richmond-Petersburg MSA ranked second in per capita personal income with $17,448 in 1987. The highest was Northern Virginia with $23,760.


Employment

Employment for the Richmond-Petersburg MSA has expanded by 100,500 jobs, from 373,900 in January of 1980 to 474,400 in May of 1990. This represents an annual increase of approximately 2.4 percent. Between May 1989 and May 1990, employment grew 5,900, or 1.3 percent showing the slowdown.

According to the data from the Virginia Employment Commission, the greatest employment gains for the Richmond-Petersburg MSA have been in the service industry sector, which increased its share of total employment from 17 percent in 1980 to 22 percent in 1990. A relative decline in manufacturing employment is shown from 18 percent in 1980 to 14 percent in 1990. The other sectors increased at a rate similar with the overall average. There is an apparent trend of less semi-skilled and blue-collar workers to more white- collar and government employee workers.

The area economy has good diversity with 81 percent of the employment split almost evenly among manufacturing (14%), trade (24%), services (22%), and government (20%). This diversity creates a very healthy economic climate.

Richmond is the home of fourteen Fortune 500 companies and besides being the State Capitol, the city holds several federal offices such as the Fifth District Federal Reserve Bank and the Fourth U.S. Circuit Court of Appeals.

The unemployment rate over the last 15 years has averaged 3.9 percent. The lowest rate was 2.4 percent in the national economic expansion year of 1972 and the highest rate was 5.8 percent during the recession year of 1982. The rate has consistently been 2.0 percent to 3.0 percent below the national rate and slightly below the state rate. Recent rates were as follows:

                                        May 1980                 May 1989

         Richmond-Petersburg MSA          3.9%                     3.9%
         Virginia                         4.4%                     4.5%
         United States                    5.8%                     5.6%

As with population, Richmond places third behind Northern Virginia and Norfolk in total employment growth with 84,700 new employees between 1980 and 1988. Northern Virginia had nearly four times this amount with a growth of 294,200 and Norfolk ranked second with 134,400. Northern Virginia experienced a 6.6 percent annual growth versus 3.5 percent for Norfolk and 2.7 percent for Richmond. Overall, the state had a 4.0 percent increase annually which was obviously skewed due to the strong performance of Northern Virginia.

Employment changes between October 1988 and October 1989 displayed a slowing of growth in Norfolk, while Richmond increased at a slightly higher rate than the previous eight years. Northern Virginia continued to grow with 47,700 new employees versus 15,200 for Richmond and 5,000 for Norfolk. The decline in employment growth in Norfolk was likely due to federal cut-backs in defense spending.


Healthcare

Healthcare facilities abound in the Richmond area. The following is a list of local hospitals.

    Facility                                                             Number of Beds

    Charter Westbrook                                                         175
    Children's                                                                 36
    Chippenham                                                                470
    Henrico Doctors'                                                          312
    Humana - St. Luke's                                                       160
    Hunter Holmes McGuire - Virginia Medical Center                         1,508
    Johnston - Willis                                                         232
    Medical College of Virginia                                               881
    Metropolitan                                                              180
    Retreat                                                                   230
    Richmond Community                                                        102
    Richmond Eye and Ear                                                       60
    Richmond Memorial                                                         351
    St. John's                                                                 70
    St. Mary's Hospital                                                       401
    Stuart Circle                                                             153

Nursing homes in the Richmond area include the following:

    Beth Sholom Home Central, Virginia                  Beth Sholom Woods
    Cambridge Manor Convalescent Center                 Camelot Hall
    Chippenham Manor                                    Catshaw Nursing Manor
    Eastern Star Home                                   Forest Hill Convalescent Center
    Imperial Health Center                              Lakewood Manor Retirement Community
    Libbie Convalescent Center                          Marywood Apartments
    Little Sisters of the Poor                          Richmond Home for Ladies
    Masonic Home of Virginia                            Snyder Memorial Home
    Richmond Nursing Home                               Summerhill at Stony Point
    Stratford Hall Nursing Home                         The Virginia Home
    The Hermitage                                       University Park Nursing Home
    The Windsor                                         Westport Convalescent Center
    Westminster Canterbury

Conclusion

The Richmond-Petersburg MSA has experienced steady growth during the 1980s. In relation to the other MSAs in the state of Virginia, it ranks generally third in most categories behind Northern Virginia and the Norfolk-Newport News MSA. Northern Virginia, being part of the Washington, D.C. MSA, has been one of the most active markets in the United States. The large expansion of the federal government over the last several decades has stimulated tremendous growth in this area. This area of the state will likely continue to exceed other Virginia localities in population, employment and income growth.

The Norfolk-Newport News-Virginia Beach area will obviously be impacted by the impending cut-back in defense spending. Due to this, the Richmond-Petersburg MSA will likely out-perform that MSA in growth during the 1990s. It is, however, unlikely that the Richmond-Petersburg MSA will experience the explosive growth that Northern Virginia experienced during the 1980s. Development over the next decade is expected to be at a pace slightly above that of the state average, but below that of Northern Virginia. The next several years will likely be very sluggish until the economy recovers from its doldrums.


NEIGHBORHOOD ANALYSIS

The neighborhood's area boundaries are Broad Street (Highway 250) to the west, Staples Road to the east, Parham Road to the south and Hungary Road to the north.

The area is generally residential with modest single-family homes and multi-family developments to the north and east of the subject. Development along Parham Road mainly is office-institutional in nature, such as office buildings, banks, and county offices. West of the subject, toward Broad Street, are more commercial or retail developments such as automobile dealerships, fast food restaurants, and shopping centers.

The area has convenient access to Interstate 64, providing access to downtown Richmond west of the subject.

The immediate surrounding area is supportive and complementary to the continued growth potential of the subject facility. The development has also contributed to a continued growth of the neighborhood.

MARKET DATA - Metropolitan Richmond/Henrico County

Based upon the 1993 Richmond Commercial Real Estate Market Review prepared by Harrison and Bates the suburban office market out performed the downtown market during the 1992 fiscal year. Internal market growth particularly in the northwest quadrant (subject location) was substantial during the 1992 fiscal year.

Office building sales in 1992 ranged from $30.00 per square to $108.00 per square foot. Generally, suburban office buildings were selling for $40.00 to $60.00 per square foot, which in some instances is less than one-half their replacement (construction) cost. Rental rates appear to be stabilizing in all markets and even increasing slightly in pockets of the suburban market. Deep discounts through free rent and other concessions are somewhat passe' since many tenants are more interested in the lowest possible rate over the term rather than increasing the overall rate to cover the often extravagant concessions and extras.

The Hanover Medical Park was completed in 1992 and contains a total of 110,000 square feet. This property was partially pre-leased with the remaining being available. Because of the anticipated increase in absorption in the suburban market, the suburban market is expected to improve faster than the downtown market. Office building sales will continue to be quite sporadic and will not truly stabilize until lenders are no longer owners, the RTC is out of the business and the Banks are willing and /or able to make realistic loans on speculative office properties.

During the first six months of 1993 the northwest quadrant office market continued to absorb space and attract leasing and sales activity. Absorption of the quadrant has been steady with 200,000 square feet of net absorption. Additionally, the quadrant's appeal to tenants and prospective buyers remains high. The overall vacancy for the northwest quadrant has been reduced to almost 13 percent, down considerable from end of year 1992s vacancy rate of
16.5 percent. Class A office space vacancy rate in the northwest quadrant is approximately 7.5 percent.

ZONING

The subject property is zoned "O-3" by the Henrico County Zoning District. The purpose of this district is to provide for office buildings in attractive surroundings with types of uses and signs so controlled as to be generally compatible with high-density residential surroundings.

The subject improvement is considered a legal conforming use. Principle uses included in this zoning district are as follows:

        Office Buildings
        General Hospitals
        Hotels or Motels
        Retail and Service Facilities
        Schools
        Banks


Maximum Stories:                              8
Maximum Height:                               110 feet
Minimum Lot Area:                             25,000 feet
Minimum Lot Width:                            100 feet
Minimum Front Yard Depth:                     35 feet
Minimum Side Yard:                            15 feet
Minimum Rear Yard:                            40 feet


REAL ESTATE TAXES AND ASSESSMENTS

The subject property was assessed in 1993 by the Henrico County Assessment Office. The property is taxes based upon 100 percent of the assessed value. The property is identified by real estate account number HE 0110701. The subject's parcel number is 60-0A-000-0025. The assessments for the parcel is presented below:

        Parcel Identification Number 60-0A-000-0025

        Land                      $1,074,000
        Improvements               6,339,000
                                  ----------
                                  $7,413,000

This assessment does include Professional Office Building I and Professional Office Building II.

The millage rate applicable to the subject property for the 1993 tax years was $.98 per $100. This would indicate a total tax amount payable for the 1993 tax year of $72,647.40.


SITE ANALYSIS

The subject site is located on the north side of Parham Road in the northwest section of Richmond, Virginia. The street address is 7760 Parham Road, Richmond, Virginia. As indicate by the plat map included in the Exhibit Section of this report, the site is irregular in shape and contains a total of
12.33 acres, of which 6.145 acres has been allocated to the subject. Access to the site is via Broad Street to the west or Staple Road to the east to Parham Road. Parham Road is a paved four-lane highway.

The subject land is approximately level with grade on Parham Road. The topography is generally flat with the rear portion approximately ten feet above grade on Parham Road. Utilities to the site include water, sewer, electricity, cable, telephone and gas.

The subject property appears to have adequate drainage and soil load-bearing capabilities to support most development alternatives. A soil report, however, was not made available to the appraiser and it is assumed, based on existing improvement, that soil load-bearing capabilities are adequate.

According to the County Planning Office, the subject property is not located in a flood plain zone.

A legal description of the property and a land configuration plat are include in the Exhibit Section of this report.

BUILDING AND SITE IMPROVEMENTS

BUILDING

The HealthSouth Professional Office Building II is a three-story Class B building with an underground parking garage. The building was constructed and opened in November of 1992. The building has a total gross square footage of 118,000 and net leasable area of 62,369 square feet.

The building is a steel and concrete framed structure with a concrete slab floor. The first, second and third floors are elevated concrete slab with steel joist supports. The exterior wall finishes include brick veneer and concrete panels. The roof is concrete slab with built up composition in portion with metal framed skylights in some portions. Interior wall finishes include wood finishes with vinyl wall coverings in others. Built in wood counters and shelving are located in the first floor area.

Heating and cooling is provided by central forced air system. Elevators are in place for service to all parking garage and doctors offices. Plumbing includes a full sprinkler located throughout the building including the parking garage.

Overall the building is in excellent condition.


SITE

Land improvements to the site include site preparation and concrete paving for parking, drives, curbs and sidewalks. In addition, site improvements include lighting, signage and asphalt paving for driveways.

More detail descriptions of the buildings and site improvements are included in the Exhibit Section of this report.

CONDITION OF IMPROVEMENTS AND OBSOLESCENCE

The building is in excellent overall condition. It appears to have been adequately maintained. No significant deferred maintenance was indicated from the appraiser's inspection of the property. There does not appear to be any functional or economic obsolescence.

                             HIGHEST AND BEST USE


The Appraisal Institute defines "highest and best use" as follows:

        "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value"

        [The Appraisal of Real Estate, p. 45, 10th Ed. published by The Appraisal Institute].

The four categories of highest and best use analysis are:

         1. Physically Possible - Uses which are physically possible for the site and improvements being analyzed.

         2. Legally Permissible - Uses permitted by zoning and deed restrictions applicable to the site and improvements being analyzed.

         3. Financially Feasible - This step identifies if the physically possible and legally permitted alternatives produce a net income equal to or greater than the amount needed to satisfy operating expenses.

         4. Maximally Productive - This step clarifies which of the financially feasible alternatives provides the highest value consistent with the rate of return warranted by the market for a particular use.

There are two types of highest and best use: THE HIGHEST AND BEST USE OF LAND AS VACANT and THE HIGHEST AND BEST USE OF A PROPERTY AS IMPROVED. Both types are discussed as follows using the four categories of highest and best use.

As Vacant

The purpose of this analysis, given the site is vacant or can easily be made vacant, is to determine if something should be constructed on the site, and, if so, what should be constructed on the site.

PHYSICALLY POSSIBLE

The size and shape of the subject site is adequate for the development of a number of alternative uses including small residential, commercial, office/institutional, industrial and special-purpose properties. The site possesses good access and visibility. The size of the parcel would preclude any large developments.

LEGALLY PERMISSIBLE

As stated earlier in the Zoning section of this report, the property is currently zoned "O-3", Office-Institutional. Permitted uses in this general zoning category vary widely. Potential legal uses would include some retail and restaurants, office/institutional, hotels, hospitals and other medical-oriented uses.

Surrounding uses include the hospital, other professional office uses, some apartments and some old single-family residential properties. These use patterns would likely preclude industrial, retail or future single-family development on the site.

FINANCIALLY FEASIBLE

Having established that the site is physically suited for and legally restricted to office/institutional development, the next consideration is economic feasibility. Financially feasible uses for the site, if vacant, are those uses that would generate an economic return to the land. Hospital related development (POB I) located just west of the subject improvement indicate that development is financially feasible.

MAXIMALLY PRODUCTIVE

The maximally productive use is a financially feasible use that would produce the greatest land value. Office/institutional use is physically possible and legally permissible, and new development is financially feasible. Based on this analysis, the current highest and best use of the land, if vacant, would be for office/institutional development.


As Improved

The subject site is currently improved with a 62,369 rentable square foot office building and associated site improvements. The purpose of this discussion is to determine whether to leave the improvements as they are, to modify the improvements or to remove the improvements.

PHYSICALLY POSSIBLE

It would obviously be physically possible to leave the improvements as they are, to demolish the existing improvements and replace them with new improvements, or to make minor repairs to the deferred maintenance items on the property. The improvements are considered functional.

LEGALLY PERMISSIBLE

The improvements, as improved, are a legal conforming use according to Henrico County zoning guidelines. Under the zoning, the property could remain as it is, be torn down or renovated.

FINANCIALLY FEASIBLE

The highest and best use of the land, if vacant, was to develop with an office/institutional use based on the adjacent hospital's growth needs. Of the physically possible and legally permissible changes that could be made to the existing facility, demolishing the building would significantly reduce the current asset value, and would not be financially feasible. It would, however, be financially feasible to correct any deferred maintenance.

MAXIMALLY PRODUCTIVE

The maximally productive use for the existing property is the financially feasible use that produces the greatest property value. The only financially feasible use is to correct any deferred maintenance that currently exist. This will enable to the property to remain competitive in the leasing market. The highest and best use, as improved, is to not make any major changes to the current asset use. The improvements represent the current highest and best use of the property.

                               VALUATION SECTION


VALUATION METHODOLOGY

There are three principal methods to estimate the market value of the assets of the subject property. These are summarized as follows:

         COST APPROACH: This method is based on the principle of substitution, whereby no investor would prudently pay more for a property than it costs to buy land and build a comparable new building. The market value is estimated by calculating the replacement costs of a new building and subtracting all forms of depreciation and obsolescence present in the existing facility. This provides a depreciated value of the subject improvements if replaced new. The estimate of the current value of the subject land is then added to provide a market value of the property.

         DIRECT SALES COMPARISON APPROACH: The principle of substitution also says that market value can be estimated as the cost of acquiring an equally desirable substitute property, assuming no costly delay in making the substitution. This method analyses the sales of other comparable improved properties. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

         INCOME APPROACH: This method is based on the principle of anticipation, which recognizes that underlying value of the subject property can be estimated by its cash flow or stream of earnings. This approach simulates the future earnings for the property, and converts those earnings into a present market value estimate.

Consideration has been given to each of the three methods to arrive at a final opinion of value. The application of each approach to value is further discussed in the appropriate sections which follow.

                                 COST APPROACH


In the Cost Approach, the subject property is valued based upon the market value of the land, as if vacant, to which is added the depreciated replacement cost of the improvements. The replacement cost new of the improvements is adjusted for accrued depreciation resulting from physical deterioration, functional obsolescence, and external (or economic) obsolescence.

The cost analysis involves three basic steps:

        o    Land value estimate.

        o    Estimated replacement cost of the improvements.

        o    Estimation of the accrued depreciation from all causes.

The sum of the market value of the land and the depreciated replacement cost of the improvements and equipment is the estimated market value via the Cost Approach.


Land Valuation

Land valuation, assuming the site is vacant, is based upon the following steps:

        o A comparison with recent sales and/or asking prices for similar land.

        o Interviews with reliable real estate brokers and other informed sources who are familiar with local real estate activity.

        o        Our experience in estimating land values.

The following sales are located within the general market area of the subject property and are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.

Land Comparable Number 1


Location:                                 48-OA-0000-0023B; Broad Street

Deed Book/Page:                           2330/356

Grantor:                                  Fred and Lavinia Williams, Jr.

Grantee:                                  Broad Street Investment, a Delaware Corporation

Date of Sale:                             January 1992

Size:                                     4.644 acres, or 202,293 square feet

Sale Price:                               $800,000

Unit Price:                               $3.95 per square foot

Zoning:                                   BU-2

Comments:                                 Improved with shopping center


Land Comparable Number 2

Location:                                 East Broad Street, 38-3-C (78-A2-9)

Deed Book/Page:                           2279/1889

Grantor:                                  Rowe Development Company

Grantee:                                  Innsbrook Land Holding Corporation

Date of Sale:                             February 1991

Size:                                     14.78 acres, or 643,643 square feet

Sale Price:                               $2,886,200

Unit Price:                               $4.48 per square foot

Zoning:                                   Commercial

Comments:                                 Improved with office building

Land Comparable Number 3

Location:                                 West End Drive, (59-A-6G)

Deed Book/Page:                           2252/1843

Grantor:                                  W. Randolph and Elizabeth Cosby

Grantee:                                  Eagles Self Storage Corp.

Date of Sale:                             July 1990

Size:                                     2.987 acres, or 130,114 square feet

Sale Price:                               $552,595

Unit Price:                               $4.25 per square foot

Zoning:                                   Business

Comments:                                 Improved with mini-storage facility


Land Comparable Number 4

Location:                                 8250 West Broad Street, 60-A-2 (92-B1-8)

Deed Book/Page:                           2186/247

Grantor:                                  Max and Wilma Pearson

Grantee:                                  Holly Brook, Inc. a Virginia Corporation

Date of Sale:                             April 1989

Size:                                     7.01 acres, or 305,356 square feet acres

Sale Price:                               $1,100,000

Unit Price:                               $3.60 per square foot

Zoning:                                   Commercial

Comments:                                 Improved with a Capitol Lincoln Mercury dealership

Land Comparable Number 5 - (Listing)

Location:                                 Parham Road, north side, west of Hungary Spring; Map 60-A-25

Agent:                                    Ted Austin, Prudential Realty Co., Richmond, Virginia

Size:                                     6.69 acres, or 291,416 square feet

Asking Price:                             $1,170,750

Unit Price:                               $4.02 per square foot

Zoning:                                   Retirement Center




                          SUMMARY OF LAND COMPARABLES



  Sale                                      Date of       Size         Unit Price
 Number              Location                Sale        (acres)       (sq. ft.)        Zoning
   1        Broad Street, north side        January       4.644          $3.95           BU-2
                                             1992
   2        East Broad Street              February      14.780          $4.48           C-2
                                             1991
   3        West End Drive                   July         2.987          $4.25           BU-2
                                             1990
   4        West Broad Street                April        7.010          $3.60           C-2
                                             1989
   5        Parham Road, north side         Current       6.690          $4.02            RC
                                            Listing

SUBJECT     PARHAM ROAD                                   6.165                          O-3

Discussion of Land Comparables

LAND SALE NUMBER 1 is a 4.644-acre tract which is now improved with a shopping center. The comparable's location is superior to the subject's along Parham Road. Parham Road is developed with more institutional or office improvements while this section of Broad Street is more commercially improved. We have made an downward adjustment for this factor to the comparable. An additional downward adjustment was indicated because of the parcel's smaller size in comparison to the subject's 6.165 acres. Typically, smaller parcels sell at a higher unit price than larger tracts. A downward adjustment has been made for zoning. The adjustments are shown on a Land Sale Adjustment Grid at the end of this discussion. The adjusted price per square foot of this comparable is $3.36 per square foot.

LAND SALE NUMBER 2 is a parcel containing a total of 14.78 acres. This transaction is approximately two years old indicating an upward adjustment for time. An adjustment for location was deemed not necessary. The property was level throughout indicating a downward adjustment in comparison to the subject which has a rolling topographical layout. An upward adjustment has been indicated for the comparable's larger size in comparison to the subject. Typically, larger tract sell at a lower unit price than smaller tracts. A downward adjustment was indicated for zoning in comparison to the subject's Office-Institutional zoning. The adjusted price per square foot of this comparable is $4.47.

LAND SALE NUMBER 3 is a 2.987-acre tract located northwest of the subject improved with a mini-storage facility. Because this transaction is approximately three years old we have made an upward adjustment for time. An upward adjustment was indicated for this transaction based location along a less visible thoroughfare with limited access. Downward adjustments were indicated for the level topography and the smaller size. An additional downward adjustment has been made for zoning. The adjusted price for this comparable is $4.02 per square foot.

LAND SALE NUMBER 4 is a 7.01-acre parcel that was improved with a car dealership. It is located northwest of the subject property along Broad Street. A upward adjustment was indicated for time. An addition upward adjustment was made for location. The adjusted price per square foot of this comparable is $3.97.

LAND SALE NUMBER 5 is a current listing of a site just east of the subject along Parham Road. This site is zoned for retirement facility. A downward adjustment is indicated because this is a listing rather than an actual sale. An upward adjustment is also indicated due to the limited zoning. The adjusted price per square foot of this comparable is $4.19 per square foot.

The adjusted land prices range from $3.36 per square foot to $4.19 per square foot, with the prices of the most comparable sites being in the middle of this range. Based on our analysis of the subject versus these comparables, it is our opinion that a land price of $4.00 per square is representative of the subject site. The subject land value is estimated as follows:

                    268,547 SF  x  $4.00/SF  =  $1,074,188

                           Rounded to:   $1,074,000
                                         ==========



                                         L A N D   S A L E   A D J U S T M E N T   G R I D
                                                 HealthSouth Professional Building
                                                        Richmond, Virginia



                               Subject     Land Comp    Land Comp    Land Comp    Land Comp    Land Comp
  Element                                     #1           #2           #3           #4           #5
Sale Price/SF                               $3.95         $4.48        $4.25        $3.60        $4.01

Property Rights               Fee Simple    Same          Same         Same         Same         Same
  Adjustment
                                            -----------------------------------------------------------
Adjusted Price/SF                           $3.95         $4.48        $4.25        $3.60        $4.01

Financing                       Cash        Cash          Cash         Cash         Cash         Cash
  Adjustment
                                            -----------------------------------------------------------
Adjusted Price/SF                           $3.95         $4.48        $4.25        $3.60        $4.01

Conditions of Sale                          None          None         None         None         Listing
  Adjustment                                                                                        -5%
                                            -----------------------------------------------------------
Adjusted Price/SF                           $3.95         $4.48        $4.25        $3.60        $3.81

Market/Time
  Adjustment                                    0%            5%           5%           5%           0%
                                            -----------------------------------------------------------
Adjusted Price/SF                           $3.95         $4.70        $4.46        $3.78        $3.81

Other Adjustments
  Location Adjustment                          -5%            0%           5%           5%           0%
  Topography Adjustment                         0%           -5%          -5%           0%           0%
  Size Adjustment                              -5%            5%          -5%           0%           0%
  Zoning Adjustment                            -5%           -5%          -5%           0%          10%
    Net Other Adjustments                     -15%           -5%         -10%           5%          10%

FINAL ADJUSTED PRICE PER SF                 $3.36         $4.47        $4.02        $3.97        $4.19
                                            ===========================================================


Building and Site Improvements

The building and site improvements have been valued on the basis of replacement cost less accumulated depreciation. The cost new was estimated via the segregated cost method, with cost factors obtained from Marshall Valuation Services, Inc., a national cost manual. The unit cost includes both direct and indirect costs, with adjustments made for special building features, construction quality, time and location. The composite unit cost has then been applied to the gross square footage of the building to derive the replacement cost new. The total project replacement costs for the subject building are estimated to be $7,598,450.

The total accumulated depreciation of a structure represents the loss in value due to physical deterioration, functional obsolescence, or external (or economic) obsolescence. Economic life of a structure or improvement is the period over which they contribute to the value of the property. These terms are defined as follows:

        Physical Deterioration: The loss in value due to deterioration or ordinary wear and tear, i.e., natural forces taking their toll of the improvements. This begins at the time the building is completed and continues throughout its physical life.

        Functional Obsolescence: The loss in value due to poor plan, functional inadequacy, or super-adequacy due to size, style, design, or other items. This form of depreciation occurs in both curable or incurable forms.

        External (or Economic) Obsolescence: The loss in value caused by forces outside the property itself. It can take many forms such as excessive noise levels, traffic congestion, abnormally high crime rates, or any other factors which affect a property's ability to produce an economic income, thereby causing a decline in desirability. Other forms of economic obsolescence may include governmental restrictions, excessive taxes, or economic trends.

        Economic Life: The economic life of a good quality medical office buildings is typically 40 to 50 years. For the subject Class B building, we have assumed an economic life of 45 years.

        Remaining Economic Life: Remaining economic life can be defined as the number of years remaining in the economic life of the structure or structural components as of the date of the appraisal.

Marshall Valuation Service, Inc., and the actual experience of other buildings in the market, were use to estimate the overall economic life of the improvements. The assignment of economic lives assumed that, except for the building shell and foundation, building components would be replaced periodically over the life of the building.


Physical Depreciation

The amount of physical depreciation and obsolescence in the subject building is judged normal for a building of this age. Observation of the subject property indicated that the structure and related component parts have been adequately maintained through a continuous maintenance service program.

The subject property was constructed in 1992, and it is in excellent condition. After taking into consideration all significant physical factors affecting the subject property, it is judged that the subject has no discernible depreciation at present.

The elements which make up site improvements have shorter economic lives than the building. We have estimated the aggregate useful lives of these items to be 20 years.


Cost Approach Conclusion

The schedule that followings is a summary of the estimated replacement cost by category for the subject building plus estimates of all forms of depreciation.

                       SUMMARY OF REPLACEMENT COSTS NEW
                     HEALTHSOUTH PROFESSIONAL BUILDING II
                              RICHMOND, VIRGINIA


                                                                                                           Replacement
                                                                                                               Cost
Site Preparation                                                                                           $    24,295
Foundation                                                                                                     180,214
Frame                                                                                                          883,188
Exterior Walls                                                                                                 540,255
Floors                                                                                                         596,837
Roof                                                                                                           513,465
Roof Cover                                                                                                      64,634
Partitioning and Built-in                                                                                    1,502,568
Ceilings                                                                                                       122,344
Floor Coverings                                                                                                283,199
Plumbing                                                                                                       378,023
HVAC                                                                                                           395,605
Electrical                                                                                                     720,859
Other Features                                                                                                 202,382
                                                                                                           -----------
TOTAL REPLACEMENT COST                                                                                     $ 6,407,868

Architect's Fees Plans and Specs                                              4.4%                             281,946
Architect's Fees, Supervision                                                 3.4%                             217,686
Entrepreneural Overhead, Profit, and Other
  Miscellaneous Fees                                                         10.0%                             690,768
                                                                                                           -----------
Total Other Costs                                                                                          $ 1,190,582

TOTAL PROJECT REPLACEMENT COST                                                                             $ 7,598,450

ACCRUED DEPRECIATION:
Building Costs                                            0% Straight Line 0/45ths                                   0

Depreciated Value Building                                                                                 $ 7,598,450

SITE IMPROVEMENTS
  Replacement Cost                                                                                         $   164,000
  Depreciated Cost                                        0% Straight Line 0/20ths                                   0

Depreciated Value                                                                                          $   164,000

Plus Land Value                                                                                            $ 1,740,000
                                                                                                           -----------

DEPRECIATED COST APPROACH VALUE                                                                            $ 8,836,450


Based on the investigation as previously defined, the market value of the subject property by the Cost Approach, as of September 29, 1993, is:

                                  $8,836,000
                                  ==========

                       DIRECT SALES COMPARISON APPROACH


The Direct Sales Comparison Approach is based upon the principle of substitution; that is, when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming there is no costly delay in making the substitution. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

The Direct Sales Comparison Approach gives consideration to actual sales of other similar properties with adjustments as previously stated. The sales prices are analyzed in common denominators and applied to the subject property in respective categories to be indicative of market value.

The unit of comparison used in this analysis is the price per square foot, which is the gross purchase price of the building divided by the net leasable area in the building. The following sales are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arms-length transactions that conveyed a fee simple interest, and only real property was included in the transactions.
Also, all purchase prices quoted in this report represent all cash sales unless seller financing is noted and the sale prices adjusted for cash equivalency.

In our analysis, we obtained details on four professional office building sales which have occurred over the past two years. The terms of the sale and significant data was verified to the extent possible by county deed records and with parties to the transaction. Information on these sales is shown on the following pages:

IMPROVED SALE NUMBER 1

GENERAL SALE DATA

Location:                              1016 Independence Boulevard,
                                       Virginia Beach, Virginia
Date of Sale:                          May 12, 1992
Deed Book/Page:                        3086/1410
Grantor:                               Diagnostic Center Associates
Grantee:                               Diagnostic Center of Virginia Beach
Sale Price:                            $1,586,500
Terms of Sale:                         Assumption of original note, $568,494
                                       cash
PROPERTY DATA

Land Size:                             .93 acres
Building Size:                         15,000 square feet
Year Built:                            1986

STABILIZED OPERATING DATA
                                       Dollars           Per SF
                                       -------           ------
Estimated Gross Income:                $225,000          $15.00
Vacancy Allowance @ 5%:               ($ 11,250)        ($ 0.75)
                                       ---------         -------
Effective Gross Income:                $213,750          $14.25
Estimated Expenses @ $3.50/SF         ($ 52,500)         $ 3.50
                                       ---------         ------
Net Operating Income:                  $161,250          $10.75

MARKET VALUE INDICATORS

Sale Price Per Square Foot:            $105.77
Stabilized Overall Rate:                 10.16%
EGIM:                                     7.42

COMMENTS

Structure is a one-story, Class C, medical office designed for a single tenant user. The building is located adjacent to a hospital.

IMPROVED SALE NUMBER 2

GENERAL SALE DATA

Location:                              West side of 20th Street South at the
                                       address 908 20th Street South in
                                       Birmingham, Alabama
Date of Sale:                          December 20, 1991
Deed Book/Page:                        4166/170
Grantor:                               The Byrd Company, Inc.
Grantee:                               Board of Trustees of the University of Alabama
Sale Price:                            $3,750,000
Terms of Sale:                         All Cash

PROPERTY DATA

Land Size:                             82,460 square feet
Building Size:                         52,440 square feet - gross
                                       44,574 square feet - leasable
Year Built:                            1964

STABILIZED OPERATING DATA
                                        Dollars            Per SF
                                        -------            ------
Estimated Gross Income:                $624,036            $14.00
Vacancy Allowance @ 10%:               $ 62,404            $ 1.40
                                                           ------
Effective Gross Income:                $561,632            $12.60
Estimated Expenses @ $6.00/SF          $222,870            $ 5.00
                                       --------            ------
Net Operating Income:                  $338,762            $ 7.60

MARKET VALUE INDICATORS

Sale Price Per Square Foot:            $84.13
Stabilized Overall Rate:                 9.0 %
EGIM:                                    6.68

COMMENTS

This three-story building was purchased by the UAB Medical Center. A Medical Genetics Center now occupies the facility. The current land value near the UAB campus is estimated at 40 percent to 45 percent of the total purchase price.

IMPROVED SALE NUMBER 3

GENERAL SALE DATA

Location:                                1260 Upper Hembree Road in
                                         Roswell, Fulton County, Georgia
Date of Sale:                            November 20, 1991
Deed Book/Page:                          14752/1-8
Grantor:                                 Upper Hembree Associates II, Ltd.
Grantee:                                 Medical Plaza, Inc.
Sale Price:                              $4,525,000
Terms of Sale:                           All Cash

PROPERTY DATA

Land Size:                               1.65 acres (approximate)
Building Size:                           32,500 square feet
Year Built:                              1991
Occupancy at Sale:                       100%

STABILIZED OPERATING DATA
                                         Dollars           Per SF
                                         --------          ------
Estimated Gross Income*:                 $671,125          $20.65
Vacancy Allowance @ 5%:                   $33,556           $1.03
                                         --------          ------
Effective Gross Income:                  $637,569          $19.62
Estimated Expenses @ $6.00/SF            $178,750           $5.50
                                         --------          ------
Net Operating Income:                    $458,819          $14.12

MARKET VALUE INDICATORS

Sale Price Per Square Foot:              $139.23
Stabilized Overall Rate:                 10.1%
EGIM:                                    7.10

COMMENTS

This property included three buildings containing 12,400 SF, 12,000 SF and 8,100 SF. The first two buildings were leased to North Fulton Hospital for seven years. The first 12,400 SF was leased for $16.00/SF net, and the other 12,000 SF was leased for $16.25/SF net. The tenants were responsible for all costs but structural maintenance and management.

* The rents were adjusted upward $4.50/SF for gross comparison.

IMPROVED SALE NUMBER 4

GENERAL SALE DATA

Location:                             816 Independence Boulevard,
                                      Virginia Beach, Virginia
Date of Sale:                         August 1991
Deed Book/Page:                       3006/1566
Grantor:                              Humana of Virginia, Inc.
Grantee:                              MPB, Inc.
Sale Price:                           $5,011,700
Terms of Sale:                        Cash to Seller

PROPERTY DATA

Land Size:                            3.507 acres (approximate)
Building Size:                        35,000 square feet
Year Built:                           1977
Occupancy at Sale:                    75.0%

STABILIZED OPERATING DATA
                                      Dollars           Per SF
                                      --------          ------
Estimated Gross Income*:              $630,000          $18.00
Vacancy Allowance @ 5%:               $ 31,500         ($ 0.90)
                                      --------          ------
Effective Gross Income:               $598,500          $17.10
Estimated Expenses @ $5.00/SF         $175,000         ($ 5.00)
                                      --------          ------
Net Operating Income:                 $423,500          $12.10

MARKET VALUE INDICATORS

Sale Price Per Square Foot:           $143.19
Stabilized Overall Rate:                 8.45%
EGIM:                                    8.37

COMMENTS

Built as a four-story, Class A, building located next to hospital. The construction is steel frame with brick veneer. It is located north side of Independence Avenue

These four sales are summarized as follows:

                          SUMMARY OF IMPROVED SALES

SALE                                       RENTABLE                                PRICE PER
 NO.    ADDRESS                          (SQUARE FEET)       SALE PRICE           SQUARE FOOT

 1      1016 Independence Blvd.             15,000           $1,586,500            $105.77
        Virginia Beach, Virginia
 2      20th Street South                   44,574           $3,750,000            $ 84.13
        Birmingham, Alabama
 3      1260 Upper Hembree                  32,500           $4,525,000            $139.23
        Roswell, Georgia
 4      816 Independence Blvd.              35,000           $5,011,700            $143.19
        Virginia Beach, Virginia


The unadjusted prices of these comparables range from $84.13 per square foot to $143.33 per square foot. Each of the comparables will be discussed and adjusted for comparisons with the subject property. An Improved Sales Adjustment Matrix is shown at the end of this section.

SALE NUMBER 1 is a Class C professional office building that is located adjacent to a hospital. The facility was acquired by a physician's group to provide outpatient service in conjunction with the hospital. This transaction was reportedly at a market value price. However, a downward adjustment is still indicated because the building never was marketed as a vacant building due to this relationship. The building has a substantial setback from Independence Boulevard and has poor visibility. An upward adjustment is indicated due to this inferior location compared to the subject. A downward adjustment to the price per square foot is indicated because of the smaller size of this comparable. An upward adjustment to this comparable is indicated because of the subject's superior construction quality. The adjusted price per square foot of this comparable is $114.23.

SALE NUMBER 2 is the sale of a building purchased by the University of Alabama to use as a Medical Genetics Center. An upward adjustment was indicated because of the time of sale. Upward adjustments were indicated because of the inferior location as compared to the subject. An additional upward adjustment was made for size and construction quality. The adjusted price for this comparable is $114.84 per square foot.

SALE NUMBER 3 was the sale of a three-building professional office facility that is located approximately one-quarter-mile from the North Fulton Medical Center in Roswell, Georgia. An upward adjustment was made for time of sale.
No adjustments to the price per square foot of this comparable are indicated because of size. Upward adjustments are indicated due to the comparable's superior location and construction quality. The adjusted price per square foot of this comparable is $151.31.

SALE NUMBER 4 was the August 1992 sale of an office building in Virginia Beach, Virginia. Upward adjustment was indicated for the time of sale. An upward adjustment to the price per foot of this comparable is indicated because of the comparable's location and quality. A downward adjustment is indicated for size. The adjusted price for this comparable is $172.90 per square foot.

The adjusted prices per square foot range from $114.23 to $172.90. An adjusted price of $160.00 per square foot is representative of the subject property. Based on this analysis, the market value of the subject hospital by the Direct Sales Comparison Approach, as of September 29, 1993, the effective date of this report, is calculated as follows:

                   62,369 SF  x  $160.00/SF   =   $9,979,040

                            Rounded to:  $9,980,000
                                         ==========

           I M P R O V E D   S A L E S   A D J U S T M E N T   G R I D
                       HealthSouth Professional Building  II
                              Richmond, Virginia


                               Subject     Land Comp    Land Comp    Land Comp    Land Comp
  Element                                     #1           #2           #3           #4

Sale Price/SF                              $105.77       $ 84.13      $139.23      $143.19

Property Rights               Fee Simple   Same          Same         Same         Same
  Adjustment
                                           -----------------------------------------------
Adjusted Price/SF                          $105.77       $ 84.13      $139.23      $143.19

Financing                       Cash       Cash          Cash         Cash         Cash
  Adjustment
                                           -----------------------------------------------
Adjusted Price/SF                          $105.77       $ 84.13      $139.23      $143.19

Conditions of Sale                                       None         None         None
  Adjustment                                   -10%                       -10%
                                           -----------------------------------------------
Adjusted Price/SF                          $ 95.19       $ 84.13      $125.31      $143.19

Market/Time
  Adjustment                                     0%            5%           5%           5%
                                           -----------------------------------------------
Adjusted Price/SF                          $ 95.19       $ 88.34      $131.57      $150.35

Other Adjustments:
  Location Adjustment                           15%           15%          10%          10%
  Topography Adjustment                          0%            0%           0%           0%
  Size Adjustment                               -5%            5%           0%          -5%
  Zoning Adjustment                              0%            0%           0%           0%
  Construction Adjustment                       10%           10%           5%          10%
    Net Other Adjustments                       20%           30%          15%          15%

FINAL ADJUSTED PRICE PER SF                $114.23       $114.84      $151.31      $172.90
                                           ===============================================

                                INCOME APPROACH


The Income Approach is based on the principle of anticipation, and has as its premise that value is represented by the present worth of expected future benefits. The price that an investor will pay for an income property usually depends on the anticipated income stream. The Income Approach represents an attempt to simulate the future cash flows for the property, and to quantify the future benefits in present dollars.

The subject property is one of nine professional office buildings that HealthSouth is selling for the purpose of establishing a real estate investment trust (REIT). HealthSouth Corporation, the seller, will provide a net rental guarantee, in the form of a master lease. The REIT, as the new property owner, will receive the net rental master lease rate per square foot of rentable office area, regardless of the rental rates charged or received from the actual doctor/tenants.

This master lease is a credit enhancement vehicle that will enable the REIT issuer to sell the REIT shares. It will also allow HealthSouth leasing flexibility for the office space. HealthSouth can lease office space to various doctors at different rates and terms, or they can use the office space for hospital purposes. This master lease also guarantees payment regardless of occupancy levels

The appraisers received a draft of the form of master lease agreement, but the actual master lease agreements for each property are not yet available. For the purpose of our Income Approach, the gross income will be the master lease rate for each property times the rentable building area. We reserve the right to modify the Income Approach valuation if the actual master lease for each property differs significantly from the draft lease presented to us.

The gross income for the subject property is calculated as follows:

                    62,369 SF  x  $18.00/SF  =  $1,122,642

Because of the guarantee of payment related to the master lease regardless of occupancy levels, we have not utilized a vacancy allowance for the property.

Since the master lease provides for an income level to the REIT net of all operating expenses, the only out-of-pocket expenses to the REIT will be accounting, legal and internal administration or management expenses. These management expenses are estimated at 5.0 percent of effective gross income, or $56,132, based on the management experience of other properties. The net operating income for the property is $1,122,642 less $56,132, or $1,066,510.

The estimated direct capitalization rates, or overall rates (OARs), for the four improved sale comparables presented in the Direct Sales Comparison Section of this report are summarized as follows:

Sale No.    Property Location            Sale Date           OAR (%)

   1        Independence Boulevard       May 1992            7.42%
            Virginia Beach, Virginia
   2        20th Street South          December 1992         9.0 %
            Birmingham, Alabama
   3        Upper Hembree              November 1991        10.1 %
            Roswell, Georgia
   4        Independence Boulevard      August 1991          8.45%
            Virginia Beach, Virginia

The direct capitalization, or overall rates, for these comparables ranged from
7.4 percent to 10.1 percent.

A capitalization rate slightly above the upper end of this range, at 10.5 percent, is considered appropriate because of the current physical condition of the building as compared to the comparable and the guaranteed rents involved.

Therefore, it is our opinion that the market value of the subject property by the Income Approach is calculated and rounded as follows:

                 Net Operating Income/OAR  =  Estimated Value

                        $1,066,510/.105  =  $10,157,238

                           Rounded to:  $10,150,000
                                        ===========

                          CORRELATION AND CONCLUSION


We have considered three approaches to value in order to estimate the value of the HealthSouth Professional Building II. The three approaches are summarized as follows:

     Cost Approach   . . . . . . . . . . . . . . . . . . . .  $ 8,836,000
     Direct Sales Comparison Approach  . . . . . . . . . . .  $ 9,980,000
     Income Approach   . . . . . . . . . . . . . . . . . . .  $10,150,000

The Cost Approach involved a detailed analysis of the individual components of the property. These costs were estimated using sources which were considered to be reliable. However, estimating the replacement cost and all forms of depreciation for a sixteen year old building is difficult. For this reasons, this approach is only considered a fair indicator of value for the subject property.

The Direct Sales Comparison Approach is based on the price that investors and owner-occupants have recently paid for comparable professional office buildings. The quality and quality of data available in this approach was considered good, but two of the four sales were not properties located in the Virginia market. The appraisers only consider this approach to be a fair indicator of value for the subject property.

The Income Approach normally provides the most reliable value estimate for professional office buildings such as the subject. Although many buyer of professional office buildings are owner/occupants, these buyers are generally aware of a property's cash flow potential and its value from an investor's perspective. For this reason, the Income Approach is considered the best indicator of value for the subject property.

Based on this analysis, it is our opinion that the market value of the HealthSouth Professional Building II, as of September 29, 1993, and based on the assumptions and limiting conditions in this report, is:

                                  $10,150,000
                                  ===========